SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
MAXIM PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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9.	Date Filed:

*YOUR VOTE HAS NOT BEEN RECEIVED*
December 8, 2005
Dear Stockholder:
     Your vote has not yet been received for the Special Meeting of Stockholders of Maxim Pharmaceuticals, Inc. (Maxim) (Nasdaq: MAXM, SSE: MAXM) to be held on Wednesday, December 21, 2005 at 8:00 a.m. local time at Maxim Pharmaceuticals, Inc. 8899 University Center Lane, Suite 400, San Diego, CA 92122. Even if you plan to attend the meeting in person, please take a moment right now to ensure that your shares are represented at this important meeting.
     At the meeting you will be asked to approve and adopt the Agreement and Plan of Merger, dated as of September 6, 2005, by and among EpiCept Corporation, Magazine Acquisition Corp., a wholly-owned subsidiary of EpiCept, and Maxim Pharmaceuticals, Inc., and approve the merger of Magazine Acquisition Corp. with and into Maxim Pharmaceuticals, Inc. New Jersey-based EpiCept is active in an area known as specialty pharmaceuticals. It has six topical analgesic products that are in clinical development including three that are in or EpiCept believes will soon be in Phase III (advanced clinical development).
     The terms of the merger agreement provide for EpiCept to issue shares of its common stock to Maxim stockholders in exchange for all of the outstanding shares of Maxim. Upon completion of the merger, the stockholders of Maxim will own approximately 28% of the combined company.
*YOUR VOTE IS IMPORTANT*
     The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement and the merger. If you fail to return your proxy card, it will have the same effect as a vote against approval and adoption of the merger agreement and the merger.
*PLEASE ADD YOUR SUPPORT BY VOTING YOUR SHARES TODAY*
     Your Board of Directors believes that the merger is advisable, fair to and in the best interests of Maxim Pharmaceuticals, Inc. stockholders and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger.
     In case you have misplaced your proxy card and to ensure that every shareholder has an opportunity to vote their shares, we are enclosing an additional proxy card that will allow you to exercise your rights as a shareholder. If you have already voted we thank you and you can ignore this letter and attached proxy card.

     We encourage you to read and consider carefully the proxy statement/prospectus, mailed to you on November 12, 2005, in its entirety. For a discussion of significant matters that should be considered before voting at the special meeting, see “Risk Factors” beginning on page 19 of the proxy statement/prospectus. If you have lost your proxy card or need to discuss this transaction further please call +46-8-775-02-18.
     Thank you in advance for voting promptly.
Sincerely,
/s/ Larry G. Stambaugh
Larry G. Stambaugh
Chairman, President and CEO
Maxim Pharmaceuticals, Inc.
     EpiCept has filed a registration statement that contains a definitive proxy statement/prospectus with the Securities and Exchange Commission. STOCKHOLDERS OF MAXIM AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THE PROXY STATEMENT/PROSPECTUS) REGARDING THE PROPOSED MERGER BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT EPICEPT, MAXIM AND THE PROPOSED MERGER. Maxim’s stockholders may also obtain a free copy of the definitive proxy statement/prospectus, as well as other filings containing information about Maxim and EpiCept, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and Maxim’s other filings with the SEC can also be obtained, without charge, by directing a request to Maxim Pharmaceuticals, 8899 University Center Lane, Suite 400, San Diego, CA 92122, Attention: Investor Relations, Telephone: (858) 453-4040 or MacKenzie Partners, Inc. toll free at (800) 322-2885, or direct at (212) 929-5500. If you are located in Sweden, you can call direct at +46-8-775-02-18.

PLEASE VOTE TODAY
If you have any questions or need assistance in voting your proxy card, please contact our proxy solicitor MacKenzie Partners, Inc.
In North America:
Call Toll Free - 800-322-2885 or call direct - 212-929-5500.
In Sweden:
Call WM DATA direct +46-8-775-02-18
Stockholders in Sweden may also fax their proxy cards to WM DATA +46-8-775-01-95
Swedish Shareholders may also vote through the internet by logging on to www.maxim.com/sgm
In Europe:
Call direct +44-(0)-207-170-4155